Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 19, 2004	FOR MORE INFORMATION, CONTACT: Robert L. Schumacher at (276) 326-9000

First Community Bancshares, Inc. (FCBC) Announces
Updated Authorization to Repurchase Stock

     Bluefield, Virginia — First Community Bancshares, Inc. (“the Company”) (Nasdaq: FCBC; www.fcbinc.com) announced today that its Board of Directors has updated its authorization of its Stock Repurchase Program. Under the renewed Stock Repurchase authority, the Company is authorized to repurchase approximately 550,000 of the Company’s common shares in the open market from time to time as market conditions allow over the succeeding twelve-month period beginning May 19, 2004. The purchase of any or all of such shares authorized for repurchase will be dependent on management’s assessment of market conditions and may be commenced or suspended at any time without prior notice. The shares repurchased by the Company under the Stock Repurchase Program will be held as treasury shares and may be utilized in future merger transactions, or to fund the Company’s obligations under its stock option plans, and its Employee Stock Ownership Plan.

     The Company, headquartered in Bluefield, Virginia, recently completed its acquisition of PCB Bancorp, Inc., a Tennessee-chartered bank holding company (“PCB Bancorp”) along with its subsidiary bank, Peoples Community Bank which operates six full-service offices located in Johnson City, Kingsport and the surrounding areas of Washington and Sullivan Counties in East Tennessee. The acquisition brought the Company’s assets to $1.9 billion and expanded First Community Bank’s commercial banking operations into East Tennessee, the Company’s first entry into the Tennessee market. With the addition of the PCB

Bancorp locations, the Company currently operates through 55 offices in the four-state region of Virginia, North Carolina, Tennessee, and West Virginia and two trust and investment management offices. First Community Bank is also the parent company of Stone Capital Management, Inc., an SEC registered investment advisory firm. First Community Bank, N. A. also recently announced negotiations to sell its wholly-owned subsidiary United First Mortgage, Inc., based in Richmond, Virginia.

     First Community Bancshares, Inc.’s common stock is traded on the Nasdaq National Market under the symbol, “FCBC.”

DISCLAIMER

     This news release may include forward-looking statements. These forward- looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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